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Filed by iVillage Inc. pursuant to Rule 14a-12 of the Securities Exchange Act of 1934

Subject Company: iVillage Inc.
Commission File No.: 000-25469

The following is a transcript of the conference call conducted on Monday, March 6, 2006 by executives from NBC Universal and iVillage to discuss the announcement of the proposed acquisition of iVillage by NBC Universal:

NBC Universal – iVillage Press Conference Call Transcript

March 6, 2006

10:00 AM (EST)

NBC Universal Attendees:

Bob Wright, Vice Chairman and Executive Officer of General Electric, Chairman and CEO of NBC Universal

Beth Comstock, President NBC Universal Digital Media and Market Development

Jeff Zucker, Chief Executive Officer NBC Universal Television Group

Amy Zelvin, Vice President, Communications, NBC Universal Digital Media

iVillage Inc. Attendees:

Doug McCormick, Chairman and Chief Executive Officer, iVillage

Carl R. Fischer IV, Senior Vice President, Corporate Communications, iVillage

Amy Zelvin:

Hi. Good morning again everybody. Let’s get started with today’s call. We are joined here today by Bob Wright, Vice Chairman and Executive Officer of General Electric, Chairman and CEO of NBC Universal; Doug McCormick, Chairman and Chief Executive Officer

iVillage; Beth Comstock, President NBC Universal Digital Media and Market Development; and Jeff Zucker, Chief Executive Officer NBC Universal Television Group.

We are going to begin today’s call with some brief opening remarks so I will turn the call over to Bob Wright. Bob?

Bob Wright:

Good morning. Thanks everybody for joining us. The acquisition of IVillage is a significant deal for NBC Universal. As you can read from the press release, iVillage is one of the nation’s leading community Web sites with over 14 million users. We are very familiar with it and it has built a strong name for itself and it is very advertising-friendly property. It gives us significant growth platform and a desirable demographic that we are certainly well aligned with today and it is part of our NBC Universal audience as well.

The iVillage team under Doug McCormick has done and has assembled a lot of expertise and experience in online sales and marketing. They know how to create and sustain communities. We know how to create great content and together we should give advertisers the unique opportunity to connect with their target audiences.

This deal also gives us immediate scale in an online world and we can use that to extend our digital offerings from across all of or program sites. Doug’s and their respective teams work hard to get this done and to tell you a little bit more about our thinking and our plans for iVillage I would like to turn it over to Beth Comstock.

Beth Comstock:

Great. Thanks Bob. We are very excited with today’s news. We are delighted that iVillage and NBC Universal will be joining forces. Let me step back and give you a sense of our strategy and why we think this is a great set to build on what Bob said.

Basically we think iVillage matches well with our digital strategy. Our strategy is all about creating sort of compelling content and finding engaging destinations so we can marry community with content. That is what we love about iVillage. Here is an established brand and is an established Internet business that has built up a great community over the years, has propriety content and a way to engage both users and advertisers. We think that is critical to what we are trying to do.

We believe that iVillage gives us a focus and a foundation to move our strategy forward. It turbocharges what we are trying to do. It gives us scale and it creates the kind of growth engine that we expect for our digital efforts.

We believe this is a rallying cry or rallying event for all of NBC Universal from a digital perspective. This gives us the platform that marries well with our strengths and capabilities. It allows us to combine really just about every part of NBC Universal to scale up iVillage from here and that we are very excited about.

I am going to turn it over in a second to Jeff Zucker and he will walk you through some of the vision we have from a programming perspective especially on the television side because we see some fantastic opportunities to marry the iVillage content and our television content but we also see opportunity across the entire Universal spectrum as well.

I would say that we believe that by combining the programming and the community we will be able to engage our user’s passions more directly, create a series of experiences that go from online, television to wireless (inaudible) wherever technology will allow us to go.

Right away I think you can expect us to as soon as the integration is completed...we are starting work on that right now as soon as we get off this call. Right away you will expect to see the beauty of both of us. We will right away be able to bring video to bear. We will be able to better take advantage of the community that iVillage has built up and be able to promote iVillage as a meaningful destination using the NBC television properties and some of the Universal proprieties to promote that and to start to add some interactive tools as we go forward.

The last thing I will say is that we expect to realize some synergies as well by bringing the iVillage digital capabilities married with what is starting off from an NBC digital perspective. For example there will no longer be costs of iVillage being a public company. Then there will be some synergies we expect to realize in terms of some of the backroom capabilities and Web development capabilities. With that you can tell we are very excited. We are delighted with where this is taking us.

I would like to turn it over to Jeff Zucker so that he can give you a sense of some of the programming components as well.

Jeff Zucker:

Thank you Beth. Good morning everybody. Obviously we think that this is a terrific addition to the NBC Universal family because we think it matches up perfectly with our target audience across all of our properties whether that is news, the network, cable and we think there is an opportunity here to drive both brands.

Whether you look at it in the television group from “NBC News’” perspective and the “Today Show” and all the things that they produce or you look at it from the network’s perspective and all the things that they produce such as “The Biggest Loser,” whether you look at it from the cable group’s perspective and programs such as “Project Runway,” whether you look at it from our owned and operated television station’s perspective and all of the health and medical information that they provide on a daily basis we think this really brings together our tradition of great story-telling and both news and entertainment and brings it to a community that fits perfectly with the NBC Universal community and brings it to iVillage, which has been growing that community for more than a decade now.

So I think that from a television perspective we are going to be able to go back and forth online and on the air both network and cable in a way that really suits all of our goals. It really fits with what we have been trying to do in the digital arena. Whether you look at our success at MSNBC.com, which obviously was not a success until the television network and the cable network pushed to make MSNBC.com a huge success now — the number one or number two news and information Web site every month — the tremendous success we just had last month with NBCOlympics.com, the tremendous success that we have had on the entertainment side with tunes, it really fits in perfectly with our digital media successes that we had and we hope to have in the future.

With that, let me turn it over to Doug and ask him to make some comments.

Doug McCormick:	Thanks, Jeff. This is a very big day for iVillage and I am looking forward to seeing this brand in such good hands and it is obviously something that we all are very, very proud of.

To use Beth’s term, and it is absolutely perfect, NBC will turbocharge this product. The two areas that we see that are actually going to get this job done are promotion. I mean the auspices of the NBC Universal network of assets is so huge and that is going to create an immediacy — a reason to come to iVillage every single day. That is the one thing that we know will move this brand into the next level and that can be done through this corporation. So we are very, very happy to be here and part of such a strong organization and that immediacy and promotion are the key drivers. Thanks.

Amy Zelvin:	Thanks everyone. So we are going to turn it over to questions from all of you.

Operator:

We will begin the question and answer session by asking anyone who wishes to ask a question to press star/one on your touchtone telephone. You will automatically placed into queue until your name is announced. If someone has already asked your question please remove yourself from the queue by pressing the pound (#) sign. If you have a question, press star/one now.

The first question comes from Harry Demott. Harry, you now have the floor.

Harry Demott:

Thanks. Congratulations Doug on a great job and good luck with the new place there. I have a quick question for you. Obviously having followed you guys for a long time, Hearst was a big owner of the company, a big partner of you guys and obviously it is incredibly important for their magazines, your site, and running those other sites for them. I haven’t read through the agreement or what you put out but can you explain how that relationship is going to exist going forward with NBC and if you expect to continue that?

Doug McCormick:

Well, I cannot really comment for the Hearst Corporation except to tell you that the Hearst Corporation and NBC have been partners for decades in a wonderfully productive arrangement including any NBC affiliates and some online digital assets that they are involved with. So these are companies that are very familiar with each other but you will have to ask Hearst themselves on that. My feeling is it is going to be very good for the long-term relationship at Hearst and NBC enjoy in many cable properties.

Harry Demott:	I assume though that this doesn’t come as a surprise to them. I assume they are signed off on this?

Doug McCormick:	They have signed a voting agreement.

Harry Demott:	Right. Okay.

Doug McCormick:	Thank you.

Operator:	Thank you. The next question comes from Michael Learmonth. Michael, who are you with? Variety? You now have the floor.

Michael Learmonth:

Thanks. Good morning. I am wondering, Bob, can you describe how iVillage fits with MSNBC and secondly to you expect to make any other big digital acquisitions? Or is this sort of it and you will build on this?

Bob Wright:

In reverse order, Michael, we do not have a list of other similar sized acquisitions we will be doing. We will be looking at tools and other things but this is a very important one. This is a real base for us. In terms of MSNBC.com this is a complimentary area. MSNBC.com is a new site and iVillage has a lot more community and it has a lot more discussion areas. It is about living. In our case it is about beauty and style. It is health, it is entertainment, it is home, career and business. So it has a different sensibility to it and it is a sensibility that we believe we can broaden out significantly. But MSNBC remains our news portal, our news site. It is doing very well and I think they will complement each other over time.

Michael Learmonth:	Thanks.

Operator:	Thank you Michael. The next question comes from Amy Pitchskie* with Bloomberg News. Amy, you now have the floor.

Amy Picchi:

Hi. Good morning. Bob, this is a question for you. I know Beth Comstock was named to this role, I believe, in December. How much of this new position for her did this acquisition...how much did her new role play in doing this acquisition? Then if you could also talk about how does this acquisition fit in with other NBC digital products and how you foresee new products like would you do iVillage DVDs for instance or other products? The plan that you have already.

Bob Wright:

Well, digital media is a very big issue for us as a company. Beth came on board from her position as head of Marketing for General Electric. She also had a strong prior position and was associated with NBC itself for many years. She was very instrumental in pulling together GE’s Web sites and Web activities both from an advertising standpoint and a marketing standpoint. So she followed our developments from her position at GE before coming here.

We were very happy to have her come here. She is the leader of this organization and she has been very actively involved in the

iVillage acquisition so she is clearly up to speed and has led this effort for the acquisition.

We have so many pieces of NBC that are out there today in terms of Web sites — Sci-Fi, Bravo, NBC.com, USA and CNBC.com — comes back to us. Our agreement with Microsoft will close down in August and CNBC.com will come back. So we have been in the process of looking at how to connect all of our Web sites for advertiser purposes and for content and this opportunity with iVillage comes along exactly at the right time for us because we are engaged with sort of a company-wide effort to maximize our position on the Web in terms of especially our entertainment products and I think iVillage is a real centerpiece for that. We think a lot of the effort and a lot of the money we are spending internally is going to be available. It is going to create a lot of synergies with the iVillage acquisition.

It is a home base, if you will. It is not a portal so much. It is just a home base that we see is very comfortable with our audiences both in televisions and film.

Amy Picchi:	Thank you.

Operator:	Thank you Amy. The next question comes from Greg Brooks with New Media Age. Greg, you now have the floor.

Greg Brooks:

Hi guys. Good morning. I am calling from the U.K. and I suppose the question I have for you really is it still seems very U.S. centric — your film and your TV content. I want to know what is going to happen to the U.K. side of the business now? Are there going to be any changes there? I mean ownership, content, personnel, etc.

Beth Comstock:

This is Beth Comstock. I can tell you that we are very excited about the U.K. aspect of iVillage and we think that is a great asset and we would endeavor to grow from there. So NBC Universal is a global company. We distribute content globally so while the conversation may seem a bit U.S. centric our view is very global and we are excited with where iVillage can take us from that perspective.

Female Speaker:	Doug, anything you want to add to that?

Doug McCormick:	Certainly the iVillage site that we operate now, iVillage U.K. is totally U.K. centric. It is a staff and a community that all emanates from the U.K. so I just see growth from there.

Greg Brooks:	So we will see more of the NBC content from the States in the U.K. offering over here then?

Beth Comstock:

We have a lot of planning yet to do but stay tuned. You will see lots of exciting things. I cannot give you exactly what you will see but we are excited about the potential. So you caught us on Day One so give us a few months to get ourselves together.

Bob Wright:

This is Bob Wright. We just talked to Peter Smith. Peter is in charge of all the home video operations for NBC Universal in London and outside the United States. He is on board too. We are going to just have to determine how intelligently we can expand both the U.K. operation and our presence in Europe but that is certainly our objective.

Greg Brooks:	Okay. Thanks very much guys.

Operator:	Thank you Greg. The next call comes from Derek Neuman with J.P. Morgan. Derek, you now have the floor.

Derek Neuman:	This is Derek Neuman calling in on behalf of Imran Kahn at J. P. Morgan. Doug, congratulations on the deal. We just had two quick questions. The first one is how does deal...

Amy Zelvin:	I am sorry, Derek, to interrupt you. This is just a press call so we are going to have to hang up with you now and have you follow up later with iVillage Investor Relations.

Derek Neuman:	Okay, great. Thanks.

Amy Zelvin:	Thank you.

Operator:	Thank you Derek. Daniel Milmo with The Guardian. You now have the floor.

Daniel Milmo:

Hi Bob. It is Dan Milmo here from the Guardian newspaper in London. I am just going to refer back to a quote you actually gave to the Times in October of last year saying that I think we are pretty close to getting Universal Studios content onto the Web either at the end of this year 2005 or the beginning of next year. Is iVillage the platform for doing that?

Bob Wright:

iVillage will certainly be a platform for doing it. I think in that context we were referring to (inaudible) electronic sell-through or activities of that nature. That is part of the issue with the iPod and other technologies, which we are investigating around the world. But clearly iVillage has potential outside the United States and we will try to develop it and use it for all of the NBC Universal properties including film.

Daniel Milmo:	Okay, thanks.

Operator:	Thank you Daniel. The next call comes from Michael Shields with Media Week. Michael, you now have the floor.

Michael Shields:

Hi. I am wondering...you guys have already talked a lot about how this acquisition really helps us as a promotional platform for all the NBC properties. How important was it to get NBC further into the online advertising game where so many dollars are shifting to the Web these days?

Male Speaker:

It is not just a promotional pick at all. In fact we will be looking for a great deal of original content and obviously it is something that people want to indulge in and are looking for content in many different places as our advertisers. We obviously are aware of that and that is what we have been trying to do on our own but the fact is this takes us into a whole new ballgame and it changes the whole equation. It is clearly an acknowledgement that both the consumer and the advertiser are looking for a new experience. This puts us into a whole new arena and to come away from this thinking it is just a promotional thing would be a huge mistake.

Beth Comstock:

I think what the promotion does, just to put it in context, the promotion helps direct traffic so that when people get there they realize that it is a compelling destination and there is a lot for them to do that is a unique experience. It is not just designed to give a promotional platform. It is about original content.

Michael Shields:	Okay.

Operator:	Thank you Michael. The next question comes from Joe Adalian with Variety. Joe, you now have the floor.

Joe Adalian:

Thank you. I have a question for Jeff, Bob or Beth. I am wondering — following up on my colleagues’ questions — do you see the opportunity to possibly take the iVillage brand into a digital cable network space or maybe even make some changes to MSNBC that might include iVillage as a programming block on that channel? Do you see anything at all in terms of taking the iVillage brand into a regular cable network since Lifetime is struggling sort of right now and Oxygen and WE have never really exploded onto the scene?

Jeff Zucker:

Joe, it’s Jeff. You know I think that that absolutely is something that we will look at. It is something that we have talked about in some initial phases and obviously it is a terrific brand that Doug and his team have built up over the last decade and has a tremendous amount of equity in it so obviously we would be silly not to look at examining that. Where that makes the most sense and what we do with it is something that we are going to have to examine but yet that is a possibility.

Joe Adalian:

Are there any major changes planned in the next year or so to MSNBC? I mean there are always rumors about changes to that network as you know. But anything either to the daytime block or the primetime block? Anything major going on?

Jeff Zucker:	There is nothing Joe.

Joe Adalian:	Okay, thanks.

Operator:	Thanks Joe. Joe Flint with the Wall Street Journal. You now have the floor.

Joe Flint:	What about CNBC? I am just kidding. I did want to ask with regards to iVillage do you see potential to do things with that and

ShopNBC? While I have you guys here what is sort of the status of ShopNBC? Awhile back we heard Trump was sort of kicking the tires around it. I mean is that still a business that you guys are committed to? If so, does this deal play into that in any way?

Bob Wright:	This is Bob, Joe. We don’t control ShopNBC.

Joe Flint:	Right. I understand it is value vision but you guys certainly have a big say in your own commitment to it, I guess.

Bob Wright:

Well, the management has been very independently focused and they have had discussions from time to time with different potential partners and we are not in a position legally or otherwise to lead those. But I will tell you the management has had very good success of late and I think they feel pretty good about their strategy and they have actually had some significant sales increases and whatever.

It remains to be seen if there is a potential partner out there that wants to work with them in some kind of a way. It just isn’t clear that something like that will happen but they are pretty well re-energized, I would tell you that.

Joe Flint:	And what about sort of the links between what iVillage does and them?

Bob Wright:

Well, it is certainly a possibility. IVillage has a tremendously attractive fulfillment capability for sales. I mean that is what they have proven and they really are good at that. To the extent that there are some product opportunities to connect with iVillage that would be the first place we would go to look for a connection because they are very good at it. We aren’t that far along but we will certainly keep our eyes open.

Joe Flint:	If I could ask one last thing to Doug. How long had you been shopping iVillage? Can you tell us who approached whom? Were there other folks interested?

Doug McCormick:	You know what? I rather you wait until the proxy is printed to see all that information from start to finish if you don’t mind. That will be out within the next month or so.

Joe Flint:	All right, thanks. That is it.

Operator:	Thanks Joe. The next question comes from Kris Oser with Advertising Age management. Kris, you now have the floor.

Kris Oser:	Hi. Good morning. Exactly what kind of original content will you be putting on the iVillage site? Where will it be coming from?

Beth Comstock:

There are a lot of different places. One, there is content that we will be able to repurpose from existing programming. We have production capabilities to create totally new content as well around specific themes.

If you look at iVillage now the site is organized around key verticals so I think that would be a good place to start to think about how we might create our own original content. We have production studios. We have digital production capabilities that already exist within NBC Universal so it wouldn’t be hard for us to start cranking up the video production auspices to start to get programming there. So it is a place to start. Think about those verticals whether it is health, whether it is beauty and style, whether it is entertainment and we have the capabilities and know-how inside NBC Universal around those subjects to start producing video almost from Day One.

Male Speaker:	Chris, iVillage will not be confined to just using NBC Universal content. It has access to a world of other content that may be more attractive and hopefully our presence there will make it even more interesting for people to come whether it be in entertainment or home or career or business or health. But there are definitely opportunities for content acquired from all sorts of people

Kris Oser:	One quick follow-up question. Will it be free content?

Beth Comstock:	Will it be free?

Kris Oser:	Yes, or will you charge for it?

Beth Comstock:	It is a bit early I think it is fair to say a good amount of it will be free. That would be the starting point.

Kris Oser:	Thank you so much.

Operator:

Thank you Kris. At this time there are no other questions. If anyone would like to ask a question please press star/one on your touchtone phone now. Next question comes from Staci Kramer with paidContent.org. Staci, you now have the floor.

Staci Kramer:	Hi. It is Staci Kramer from paidContent.org. I am wondering, Bob and everyone actually, if any of you could address how you are going to use iVillage’s operations or iVillage’s capabilities to address other demographics beyond the target women’s audience?

Beth Comstock:

Well, I think that is one of the things that we find very attractive about iVillage is that using a base that is well known for woman we can grow into other communities and other areas of special interests. I can ask Doug to ask to the audience makeup but iVillage is not just specifically woman today. We think literally the village, if you will, as a way to start to create new vibrant communities that go beyond just women and that is what gets us very excited.

Doug McCormick:

Thanks Beth. Probably the two areas that are most prominent...we operate gurl.com g-u-r-l-dot-c-o-m and that of course speaks to younger girls, teenagers — in that area. So it certainly provides an aperture to that audience but we are very well known for the parenting information that we put out and we are happy to say that parenting is now a team sport and so a lot of young dads are joining us on a regular basis too and it is a great vertical for that area. Those are just two right off the top.

Male Speaker:	I think that is a perfect example of where we will be able to work in great concert with what iVillage already has for instance the parenting area between what we do through “NBC News” and the “Today Show” and what we do on our owned and operated stations every day on a local basis. You begin to see the opportunities that coexist between iVillage and NBC Universal.

Beth Comstock:

And that is exciting because what we are seeing here is opportunities to go both ways. It is really exciting and also how do we tap into the communities that currently exist in iVillage and have them create a better destination but also influence what we do on television and other places.

Staci Kramer:	Thank you.

Operator:	Thank you Staci. There are no other questions at this time. Again, if anyone wishes to ask a question please press star/one on your touchtone telephone. There are no other questions.

Amy Zelvin:	All right. Thanks everyone for joining us. We appreciate your time.

*Please Note:  Proper names/organizations spelling not verified.

IMPORTANT ADDITIONAL INFORMATION WILL BE FILED WITH THE SEC

 iVillage has agreed to file a proxy statement in connection with the proposed Merger, which will be mailed to the stockholders of iVillage. Investors and iVillage’s stockholders are urged to read carefully the proxy statement and other relevant materials when they become available because they will contain important information about the Merger. Investors and security holders may obtain free copies of these documents (when they are available) and other documents filed by iVillage with the SEC through the web site maintained by the SEC at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by iVillage by going to the investor relations portion of iVillage’s corporate website at www.ivillage.com/investor or by contacting: Corporate Secretary, iVillage Inc., 500-512 Seventh Avenue, New York, NY 10018, Telephone: (212) 600-6000.

 iVillage and its directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the transactions contemplated by the Merger Agreement. A description of any interests that iVillage’s officers and directors have in the Merger will be available in the proxy statement. Information regarding certain of these persons and their beneficial ownership of iVillage common stock as of April 27, 2005 is also set forth in the Schedule 14A filed by iVillage on April 29, 2005 with the SEC. These documents are available free of charge at the SEC’s web site at www.sec.gov or by going to the investors relations portion of iVillage’s corporate website at www.ivillage.com/investor.